EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:  Press:       Frank D. Filipo
Executive Vice President &
   Operating Officer
   (631) 208-2400

 Investor:  Brian K. Finneran
                   Executive Vice President &
                   Chief Financial Officer
                  (631) 208-2400
4 West Second Street Riverhead, NY 11901 (631) 208-2400 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP REPORTS THIRD QUARTER 2013 RESULTS

3Q 2013 Highlights
Total loans outstanding increase by 11.6% versus second quarter 2013
Total demand deposits increase by 8.7% versus second quarter 2013
Average cost of funds declines to 0.19% in third quarter 2013

Riverhead, New York, October 24, 2013 — Suffolk Bancorp (the “Company”) (NASDAQ - SUBK), parent company of Suffolk County National Bank (the “Bank”), today reported net income for the third quarter of 2013 of $3.9 million, or $0.34 per diluted common share, compared to a net loss of $9.2 million, or $0.94 per diluted common share, a year ago. For the nine months ended September 30, 2013, the Company recorded net income of $9.4 million, or $0.81 per diluted common share, versus a net loss of $3.8 million, or $0.39 per diluted common share, for the comparable 2012 September year-to-date period.

The improvement in third quarter 2013 earnings versus 2012 resulted from several factors, most notably a $12.0 million reduction in the provision for loan losses in 2013, a $4.7 million increase in non-interest income and a $2.1 million reduction in total operating expenses. Partially offsetting these positive factors was a $182 thousand reduction in net interest income in the third quarter of 2013 due to a 27 basis point narrowing of the Company’s net interest margin to 3.82% in 2013 from 4.09% a year ago. Third quarter 2013 earnings included the previously disclosed $3.4 million pre-tax net gain on the sale of Visa Class B shares executed in July and one-time costs of $596 thousand incurred in closing two branch offices in 2013.

President and CEO Howard C. Bluver stated, “I am very pleased with our third quarter results. We continue to build momentum as a result of the various strategies put in place to increase revenue, decrease core operating expenses and build franchise value. We remain well ahead of our internal projections for the overall business as we approach the end of 2013.

“First, and most importantly, the strong loan growth that began earlier this year accelerated this quarter. We saw quarter over quarter sequential growth in our loan portfolio of $104 million, from $895 million at the end of the second quarter to $999 million at the end of the third quarter, an 11.6% quarterly growth rate. All three of our lending businesses, commercial, multi-family and residential, contributed to this growth. The Loan Production Office opened in Melville in late 2012 is clearly taking market share from our competitors on the commercial side, and we do see some encouraging economic signs of improvement on Long Island that are benefitting many of our business customers. We are fully confident that the success of our lending expansion model implemented in Melville can be replicated in other markets. Accordingly, we are pleased to announce that our second Loan Production Office will open in early November in Garden City to serve the major business markets in central and western Long Island. We are also excited that we were able to attract a high quality team of experienced commercial bankers to staff the new office, all of whom joined us very recently.

PRESS RELEASE October 24, 2013 Page 2 of 14

“On the liability side of the balance sheet, the story is similarly positive. Many new customers generated by our lending teams are moving their deposit relationships to us as well. Accordingly, we saw strong quarter over quarter sequential growth in demand deposits of $52 million, from $598 million at the end of the second quarter to $650 million at the end of the third quarter, an 8.7% quarterly growth rate. While a part of this growth is seasonal based on the locations of many of our branches on the east end of Long Island, the growth also reflects those new relationships being brought to us by the lenders we recently hired. It should be noted that 42% of our total deposits were in demand accounts at the end of the third quarter, resulting in an extraordinarily low cost of funds of 19 basis points. Furthermore, notwithstanding the strong loan growth described above, we still maintained a relatively large short-term investable cash position at the end of the third quarter of $157 million, or 9% of total assets. As we continue to redeploy this cash into loans and other interest earning assets, we believe our margin, already strong in the third quarter at 3.82%, can improve in future periods.

“We made significant recent progress on the core expense side. The previously announced closings of our branches in Middle Island and Water Mill became effective on October 4. While third quarter results reflect total one-time charges of approximately $600 thousand to close these two branches, the aggregate permanent operating expense savings resulting from these actions will be over $800 thousand per year. Further, after carefully implementing a detailed customer retention plan, we are very pleased to report that preliminary deposit retention rates for these two closed branches is in excess of 95%. This validates the strong customer relationships that our retail staff has developed over many years. We are continuing our analysis of Bank-wide staffing needs and individual department expense levels, and will have additional announcements shortly reflecting further significant core operating expense savings. We are also continuing the work to analyze many of our benefit plans, existing vendor relationships, and non-core business lines, and believe there is real opportunity to reduce core operating expenses in future periods that will more than offset the investments in people, offices and technology needed to generate future revenue growth.

“Finally, overall credit quality continued to improve in the third quarter. Total Criticized and Classified Assets continued to decrease, as they have during every quarter in 2013. Early Delinquencies (30 - 89 days past due), an important indicator of future credit concerns, were very low at the end of the quarter at 0.46% of total loans. While total non-accrual loans did increase to 2.26% of total loans during the quarter, this increase is solely attributable to a single relationship that, while current and well-collateralized, was prudently added to non-accrual status due to business challenges principally caused by Hurricane Sandy. We believe we will achieve reductions in non-accrual loans in future periods as successful workout activities on loans we did not sell in our 2012 bulk sale are completed.”

Performance and Other Highlights
•
Asset Quality – Total non-accrual loans, excluding loans categorized as held-for-sale, were $23 million or 2.26% of loans outstanding at September 30, 2013 versus $16 million or 2.10% of loans outstanding at December 31, 2012 and $14 million or 1.87% of loans outstanding at September 30, 2012. Total accruing loans delinquent 30 days or more decreased to 0.46% of loans outstanding at September 30, 2013 versus 1.81% of loans outstanding at December 31, 2012 and 2.06% of loans outstanding at September 30, 2012. Net loan recoveries of $326 thousand were recorded in the third quarter of 2013 versus net loan charge-offs of $541 thousand in the second quarter of 2013 and net loan charge-offs of $20.2 million in the third quarter of 2012. The allowance for loan losses totaled $18 million at September 30, 2013, $18 million at December 31, 2012 and $21 million at September 30, 2012, representing 1.76%, 2.28% and 2.74% of total loans, respectively, at such dates. The allowance for loan losses as a percentage of non-accrual loans, excluding non-accrual loans categorized as held-for-sale, was 78%, 108% and 146% at September 30, 2013, December 31, 2012 and September 30, 2012, respectively. The Company held no other real estate owned (“OREO”) at September 30, 2013.  OREO totaling $1.6 million was held at both December 31, 2012 and September 30, 2012.

•
Capital Strength – The Company’s capital ratios exceed all regulatory requirements. The Company’s Tier I leverage ratio was 9.66% at September 30, 2013 versus 9.79% at December 31, 2012 and 9.74% at September 30, 2012. The Company’s total risk-based capital ratio was 15.19% at September 30, 2013 versus 18.15% at December 31, 2012 and 18.17% at September 30, 2012. The Company’s tangible common equity ratio (non-GAAP financial measure) was 9.21% at September 30, 2013 versus 9.96% at December 31, 2012 and 9.75% at September 30, 2012. The Company completed a $25 million private placement of its common stock with several institutional investors and certain of the Company’s directors and officers in September 2012.

PRESS RELEASE October 24, 2013 Page 3 of 14

•
Core Deposits – Core deposits, consisting of demand, N.O.W., saving and money market accounts, totaled $1.3 billion at September 30, 2013, $1.2 billion at December 31, 2012 and $1.1 billion at September 30, 2012. Core deposits represented 85%, 83% and 82% of total deposits at September 30, 2013, December 31, 2012 and September 30, 2012, respectively. Demand deposits increased by 5.6% to $650 million at September 30, 2013 versus $615 million at December 31, 2012 and increased by 13.2% versus $574 million at September 30, 2012. Demand deposits represented 42%, 43% and 42% of total deposits at September 30, 2013, December 31, 2012 and September 30, 2012, respectively.

•	Loans – Loans outstanding at September 30, 2013 increased by 28.0% to $999 million when compared to December 31, 2012 and by 30.4% from $767 million outstanding at September 30, 2012.

•
Net Interest Margin – Net interest margin was 3.82% in the third quarter of 2013 versus 3.83% in the second quarter of 2013 and 4.09% in the third quarter of 2012. The average cost of funds improved to 0.19% in the third quarter of 2013 versus 0.21% in the second quarter of 2013 and 0.26% in the third quarter of 2012.

•
Performance Ratios – Return on average assets and return on average common stockholders’ equity were 0.92% and 9.72%, respectively, in the third quarter of 2013 versus 0.68% and 6.71%, respectively, in the second quarter of 2013 and (2.34%) and (25.40%), respectively, in the third quarter of 2012.

Earnings Summary for the Quarter Ended September 30, 2013
The Company recorded net income of $3.9 million during the third quarter of 2013 versus a net loss of $9.2 million in the comparable 2012 period. The improvement in 2013 net income resulted primarily from a $12.0 million reduction in the provision for loan losses in 2013, a $4.7 million increase in non-interest income and a $2.1 million reduction in total operating expenses in the third quarter of 2013 versus the comparable 2012 period.

The $12.0 million provision for loan losses recorded during the third quarter of 2012 resulted from workout and asset disposition activities undertaken in that period. The Company did not record any provision for loan losses in the third quarter of 2013.

Non-interest income increased by $4.7 million in the third quarter of 2013 versus the comparable 2012 period.  This increase was principally due to a $3.8 million pre-tax gain on the sale of Visa Class B shares executed in 2013. The Company received these shares in 2008 as part of Visa’s initial public offering. The Company sold 50,000 shares during the third quarter and continues to hold 88,638 Class B shares. A reserve of $460 thousand was established for potential future reductions in the Visa Class B conversion ratio and was recorded in other operating expenses, thereby resulting in a $3.4 million net gain on the sale of Visa Class B shares in the third quarter. The remaining Class B shares that the Company owns are carried at a zero cost basis due to certain pending litigation against Visa. Also contributing to the improvement in non-interest income in 2013 versus 2012 was a $357 thousand increase in income from the Company’s $38 million investment in Bank Owned Life Insurance (“BOLI”) in 2013.  The Company had no BOLI investment prior to 2013.

Total operating expenses declined by $2.1 million or 12.1% in 2013 versus 2012 primarily as the result of a reduction in employee compensation and benefits, FDIC assessment and other operating expenses.  Employee compensation and benefits expense declined by $777 thousand or 8.2% in the third quarter of 2013, largely due to lower pension costs in 2013. FDIC assessment expense declined by $135 thousand or 26.6% as the result of improved metrics associated with the Company’s increased financial performance in 2013. Other operating expenses declined by $1.8 million or 48.6% in the third quarter of 2013 due principally to expenses incurred in 2012 in connection with the bulk sale of non-performing assets in that period. Partially offsetting these lower costs were a reserve of $460 thousand established in 2013 for potential future reductions in the Visa Class B conversion ratio and one-time costs of $596 thousand, including accelerated depreciation, incurred in closing two branch offices in 2013. Of these one-time expenses, the amounts recorded in branch consolidation costs (primarily lease termination costs and severance), occupancy expense and equipment expense were $460 thousand, $84 thousand and $52 thousand, respectively.

PRESS RELEASE October 24, 2013 Page 4 of 14

The decrease in third quarter 2013 net interest income of $182 thousand (1.3%) resulted from a 27 basis point reduction in the Company’s net interest margin to 3.82% in 2013 versus 4.09% in 2012, offset in part by a $94 million increase in average total interest-earning assets. The decrease in the net interest margin was due to lower average yields on the Company’s investment and loan portfolios, down 102 basis points and 82 basis points, respectively, in 2013 versus 2012. The Company’s average balance sheet mix continues to improve as average loans increased by $108 million (13.2%) versus third quarter 2012 and low-yielding overnight interest-bearing deposits declined by $119 million (39.1%) during the same period.  Liquid investments represented 12% of average total interest-earning assets in the third quarter of 2013.

The Company’s third quarter 2013 average total interest-earning asset yield was 4.00%, down 33 basis points from the comparable 2012 period principally due to the aforementioned reductions in the yields on the Company’s securities and loan portfolios. The securities portfolio increased by $104 million to $428 million at September 30, 2013 versus the comparable 2012 date. At September 30, 2013, the securities portfolio had an unrealized pre-tax loss of $2.1 million and an estimated weighted average life of 5.5 years.

The Company’s average cost of total interest-bearing liabilities declined by 11 basis points to 0.33% in the third quarter of 2013 versus 0.44% in the third quarter of 2012. The Company’s total cost of funds, among the lowest in the industry, declined to 0.19% in the third quarter of 2013 from 0.26% a year ago. The Company’s lower funding cost resulted largely from average core deposits of $1.3 billion in 2013, with average demand deposits representing 41% of average total deposits. Total deposits increased by $106 million to $1.5 billion at September 30, 2013 compared to December 31, 2012 and increased by $164 million versus September 30, 2012.

The Company recorded income tax expense of $1.6 million in the third quarter of 2013 resulting in an effective tax rate of 28.5% versus an income tax benefit of $4.0 million in the comparable period a year ago.

Earnings Summary for the Nine Months Ended September 30, 2013
The Company recorded net income of $9.4 million during the first nine months of 2013 versus a net loss of $3.8 million in the comparable 2012 period. The increase in 2013 net income primarily reflects a $9.6 million decrease in the provision for loan losses, a $5.8 million improvement in non-interest income and a $4.3 million reduction in total operating expenses in the 2013 year-to-date period versus 2012.  Somewhat offsetting these positive factors were a $1.8 million reduction in net interest income and a $4.8 million increase in income tax expense in 2013.

The $5.8 million increase in non-interest income resulted from improvements in several categories, including the previously noted $3.8 million gain on the sale of Visa Class B shares in 2013, a $1.2 million increase in the net gain on the sale of portfolio loans, a $557 thousand increase in the net gain on the sale of securities available for sale, a $399 thousand increase in income from BOLI and a $213 thousand increase in the net gain on the sale of mortgage loans originated for sale.

Total operating expenses declined by $4.3 million or 9.4% to $41.6 million in 2013 from $45.9 million in 2012, primarily due to reductions in employee compensation and benefits ($2.9 million), other operating expenses ($2.0 million), accounting and audit fees ($559 thousand) and consulting and professional services ($540 thousand).  Partially offsetting these improvements was an increase in occupancy expense ($577 thousand), which includes $84 thousand in accelerated depreciation incurred in closing two branch offices in 2013. Additional one-time branch closing costs of $460 thousand and $52 thousand were recorded in branch consolidation costs and equipment expense, respectively, in 2013.

The decrease in net interest income was due to a 38 basis point narrowing of the Company’s net interest margin to 3.86% in 2013 from 4.24% a year ago. The Company recorded income tax expense of $2.9 million in the first nine months of 2013 resulting in an effective tax rate of 23.3% versus an income tax benefit of $1.9 million in the comparable 2012 period.

PRESS RELEASE October 24, 2013 Page 5 of 14

Asset Quality
Non-accrual loans, excluding loans categorized as held-for-sale, totaled $23 million or 2.26% of total loans outstanding at September 30, 2013 versus $16 million or 2.10% of loans outstanding at December 31, 2012 and $14 million or 1.87% of loans outstanding at September 30, 2012. The increase in non-accrual loans at September 30, 2013 compared to June 30, 2013 resulted primarily from the addition of one commercial relationship totaling $6.8 million in the third quarter. This credit is current as to principal and interest payments but was added to non-accrual status due to global cash flow concerns.  At September 30, 2013, approximately 80% of the Company’s non-accrual loans were current with respect to principal and interest payments. The allowance for loan losses as a percentage of total non-accrual loans amounted to 78% at September 30, 2013 versus 108% at December 31, 2012 and 146% at September 30, 2012.

Total accruing loans delinquent 30 days or more amounted to $5 million or 0.46% of loans outstanding at September 30, 2013 versus $14 million or 1.81% of loans outstanding as of December 31, 2012 and $16 million or 2.06% of loans outstanding at September 30, 2012.

Total criticized and classified loans were $64 million at September 30, 2013, $73 million at June 30, 2013, $99 million at December 31, 2012 and $113 million at September 30, 2012. Criticized loans are those loans that are not classified but require some degree of heightened monitoring. Classified loans were $53 million at September 30, 2013, $47 million at June 30, 2013, $54 million at December 31, 2012 and $62 million at September 30, 2012. The allowance for loan losses as a percentage of total classified loans was 34%, 36%, 33% and 34%, respectively, at the same dates.

At September 30, 2013, the Company had $15 million in troubled debt restructurings (“TDRs”), primarily consisting of commercial and industrial loans, commercial real estate loans and residential mortgages totaling $6 million, $5 million and $4 million, respectively. The Company had TDRs amounting to $17 million at December 31, 2012 and $15 million at September 30, 2012.

As of September 30, 2013, the Company’s allowance for loan losses amounted to $18 million or 1.76% of period-end loans outstanding. The allowance as a percentage of loans outstanding was 2.28% at December 31, 2012 and 2.74% at September 30, 2012.

Net loan recoveries of $326 thousand were recorded in the third quarter of 2013 versus net loan charge-offs of $541 thousand in the second quarter of 2013 and net loan charge-offs of $20.2 million in the third quarter of 2012. As a percentage of average total loans outstanding, these net amounts represented, on an annualized basis, (0.14%) for the third quarter of 2013, 0.26% for the second quarter of 2013 and 9.75% for the third quarter of 2012.

The Company held no OREO at September 30, 2013. The Company held OREO amounting to $1.6 million at both December 31, 2012 and September 30, 2012.

Capital
Total stockholders’ equity was $162 million at September 30, 2013 compared to $164 million at December 31, 2012 and $155 million at September 30, 2012. The reduction in stockholders’ equity versus December 31, 2012 was due to a $12 million decrease in accumulated other comprehensive income, net of tax, resulting from the negative impact of the increase in interest rates in 2013 on the value of the Company’s available for sale investment portfolio. This was partially offset by net income recorded during 2013. The increase in stockholders’ equity versus September 30, 2012 reflects the Company’s net income during the past twelve months partially offset by a $6 million decrease in accumulated other comprehensive income, net of tax.

The Company’s return on average common stockholders’ equity was 7.70% for the nine months ended September 30, 2013 versus (3.65%) for the comparable 2012 period.

PRESS RELEASE October 24, 2013 Page 6 of 14

The Bank’s Tier I leverage, Tier I risk-based and total risk-based capital ratios were 9.59%, 13.85% and 15.10%, respectively, at September 30, 2013. Each of these ratios exceeds the regulatory guidelines for a “well capitalized” institution, the highest regulatory capital category.

The Company’s capital ratios exceeded all regulatory requirements at September 30, 2013. The Company’s tangible common equity to tangible assets ratio (non-GAAP financial measure) was 9.21% at September 30, 2013 versus 9.96% at December 31, 2012 and 9.75% at September 30, 2012. The reductions in the Company’s tangible common equity ratio versus both December 31, 2012 and September 30, 2012 resulted from a combination of growth in total assets in 2013 and the previously noted decrease in accumulated other comprehensive income.

Corporate Information
Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York and Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Bank has 28 branch offices in Suffolk County, New York.  For more information about the Bank and its products and services, please visit www.scnb.com.

Non-GAAP Disclosure
This press release includes a non-GAAP financial measure of the Company’s tangible common equity ratio. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company believes that this non-GAAP financial measure provides both management and investors a more complete understanding of the underlying operational results and trends and the Company’s marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with GAAP.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995
This press release includes statements that look to the future. These can include remarks about the Company, the banking industry, the economy in general, expectations of the business environment in which the Company operates, projections of future performance, and potential future credit experience. These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified and are beyond the Company’s control and are subject to a variety of uncertainties that could cause future results to vary materially from the Company’s historical performance, or from current expectations. These remarks may be identified by such forward-looking statements as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Factors that could affect the Company include particularly, but are not limited to: a failure by the Company to meet the deadlines under SEC rules for filing its periodic reports (or any permitted extension thereof); increased capital requirements mandated by the Company’s regulators; the Company’s ability to raise capital; changes in interest rates; increases or decreases in retail and commercial economic activity in the Company’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; results of regulatory examinations; any failure by the Company to maintain effective internal control over financial reporting; larger-than-expected losses from the sale of assets; potential litigation or regulatory action relating to the matters resulting in the Company’s failure to file on time its Quarterly Report on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011 or resulting from the revisions to earnings previously announced on April 12, 2011 or the restatement of its financial statements for the quarterly period ended September 30, 2010 and year ended December 31, 2010; and the potential that net charge-offs are higher than expected or for further increases in our provision for loan losses. Further, it could take the Company longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, new and unanticipated legislation, regulation, or accounting standards may require the Company to change its practices in ways that materially change the results of operations. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document. For more information, see the risk factors described in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Financial Highlights Follow

PRESS RELEASE October 24, 2013 Page 7 of 14

CONSOLIDATED STATEMENTS OF CONDITION
(unaudited, dollars in thousands, except per share data)

	September 30, 2013	December 31, 2012	September 30, 2012
ASSETS
Cash and cash equivalents
Cash and non-interest-bearing deposits due from banks	$62,139	$80,436	$57,937
Interest-bearing deposits due from banks	147,497	304,220	344,767
Federal funds sold	1,000	1,150	1,642
Total cash and cash equivalents	210,636	385,806	404,346
Interest-bearing time deposits in other banks	10,000	-	-
Federal Reserve Bank, Federal Home Loan Bank and other stock	2,916	3,043	2,368
Investment securities:
Available for sale, at fair value	414,151	402,353	328,668
Held to maturity (fair value of $7,793, $8,861 and $9,049, respectively)	7,150	8,035	8,164
Total investment securities	421,301	410,388	336,832
Loans	999,329	780,780	766,569
Allowance for loan losses	17,619	17,781	21,021
Net loans	981,710	762,999	745,548
Loans held-for-sale	613	907	7,000
Premises and equipment, net	26,352	27,656	27,539
Bank owned life insurance	38,399	-	-
Deferred taxes	15,731	11,385	16,300
Income tax receivable	5,043	5,406	9,300
Other real estate owned ("OREO")	-	1,572	1,572
Accrued interest and loan fees receivable	5,966	4,883	5,572
Goodwill and other intangibles	2,983	2,670	2,537
Receivable - securities sales not settled	-	-	3,890
Other assets	3,412	5,749	6,301
TOTAL ASSETS	$1,725,062	$1,622,464	$1,569,105

LIABILITIES & STOCKHOLDERS' EQUITY
Demand deposits	$649,572	$615,120	$573,962
Saving, N.O.W. and money market deposits	650,785	572,263	551,155
Time certificates of $100,000 or more	168,001	165,731	167,677
Other time deposits	68,892	78,000	80,320
Total deposits	1,537,250	1,431,114	1,373,114
Unfunded pension liability	7,733	7,781	21,324
Capital leases	4,635	4,688	4,707
Other liabilities	13,774	14,896	14,680
TOTAL LIABILITIES	1,563,392	1,458,479	1,413,825
COMMITMENTS AND CONTINGENT LIABILITIES
STOCKHOLDERS' EQUITY
Common stock (par value $2.50; 15,000,000 shares authorized; 13,738,752 shares issued at September 30, 2013, 13,732,085 shares issued at
December 31, 2012 and September 30, 2012; 11,573,014 shares
outstanding at September 30, 2013, 11,566,347 shares
outstanding at December 31, 2012 and September 30, 2012)	34,348	34,330	34,330
Surplus	43,069	42,628	42,476
Retained earnings	98,945	89,555	87,510
Treasury stock at par (2,165,738 shares)	(5,414)	(5,414)	(5,414)
Accumulated other comprehensive (loss) income, net of tax	(9,278)	2,886	(3,622)
TOTAL STOCKHOLDERS' EQUITY	161,670	163,985	155,280
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$1,725,062	$1,622,464	$1,569,105

PRESS RELEASE October 24, 2013 Page 8 of 14

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
INTEREST INCOME
Loans and loan fees	$11,464	$11,825	$33,796	$37,146
U.S. Government agency obligations	592	30	1,405	34
Obligations of states and political subdivisions	1,477	1,517	4,466	4,569
Collateralized mortgage obligations	386	1,256	1,767	3,649
Mortgage-backed securities	518	145	1,357	171
Corporate bonds	92	72	305	88
Federal funds sold and interest-bearing deposits due from banks	140	168	502	382
Dividends	36	28	111	91
Total interest income	14,705	15,041	43,709	46,130
INTEREST EXPENSE
Saving, N.O.W. and money market deposits	308	286	888	906
Time certificates of $100,000 or more	280	372	874	1,217
Other time deposits	145	229	486	767
Total interest expense	733	887	2,248	2,890
Net interest income	13,972	14,154	41,461	43,240
Provision for loan losses	-	12,000	-	9,600
Net interest income after provision for loan losses	13,972	2,154	41,461	33,640
NON-INTEREST INCOME
Service charges on deposit accounts	964	1,022	2,839	2,972
Other service charges, commissions and fees	928	927	2,451	2,523
Fiduciary fees	279	266	815	675
Net gain (loss) on sale of securities available for sale	3	(162)	395	(162)
Net gain (loss) on sale of portfolio loans	-	(712)	445	(712)
Net gain on sale of mortgage loans originated for sale	142	341	973	760
Gain on Visa shares sold	3,836	-	3,836	-
Income from bank owned life insurance	357	-	399	-
Other operating income	78	199	215	481
Total non-interest income	6,587	1,881	12,368	6,537
OPERATING EXPENSES
Employee compensation and benefits	8,709	9,486	24,037	26,945
Occupancy expense	1,585	1,480	4,787	4,210
Equipment expense	616	509	1,745	1,512
Consulting and professional services	735	781	1,881	2,421
FDIC assessment	373	508	1,414	1,056
Data processing	607	637	1,823	1,731
Accounting and audit fees	152	167	351	910
Branch consolidation costs	460	-	460	-
Other operating expenses	1,853	3,603	5,085	7,130
Total operating expenses	15,090	17,171	41,583	45,915
Income (loss) before income tax expense (benefit)	5,469	(13,136)	12,246	(5,738)
Income tax expense (benefit)	1,557	(3,975)	2,856	(1,945)
NET INCOME (LOSS)	$3,912	$(9,161)	$9,390	$(3,793)

EARNINGS (LOSS) PER COMMON SHARE - BASIC	$0.34	$(0.94)	$0.81	$(0.39)
EARNINGS (LOSS) PER COMMON SHARE - DILUTED	$0.34	$(0.94)	$0.81	$(0.39)

PRESS RELEASE October 24, 2013 Page 9 of 14

CONSOLIDATED STATEMENTS OF OPERATIONS
QUARTERLY TREND
(unaudited, dollars in thousands, except per share data)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
INTEREST INCOME
Loans and loan fees	$11,464	$11,250	$11,082	$10,937	$11,825
U.S. Government agency obligations	592	480	333	207	30
Obligations of states and political subdivisions	1,477	1,489	1,500	1,516	1,517
Collateralized mortgage obligations	386	546	835	1,047	1,256
Mortgage-backed securities	518	474	365	247	145
Corporate bonds	92	96	117	116	72
Federal funds sold and interest-bearing deposits due from banks	140	189	173	217	168
Dividends	36	36	39	30	28
Total interest income	14,705	14,560	14,444	14,317	15,041
INTEREST EXPENSE
Saving, N.O.W. and money market deposits	308	294	286	286	286
Time certificates of $100,000 or more	280	294	300	350	372
Other time deposits	145	159	182	193	229
Total interest expense	733	747	768	829	887
Net interest income	13,972	13,813	13,676	13,488	14,154
(Credit) provision for loan losses	-	-	-	(1,100)	12,000
Net interest income after (credit) provision for loan losses	13,972	13,813	13,676	14,588	2,154
NON-INTEREST INCOME
Service charges on deposit accounts	964	951	924	960	1,022
Other service charges, commissions and fees	928	813	710	992	927
Fiduciary fees	279	263	273	270	266
Net gain (loss) on sale of securities available for sale	3	33	359	(55)	(162)
Net gain (loss) on sale of portfolio loans	-	3	442	1,467	(712)
Net gain on sale of mortgage loans originated for sale	142	305	526	422	341
Gain on Visa shares sold	3,836	-	-	-	-
Income from bank owned life insurance	357	42	-	-	-
Other operating income	78	54	83	288	199
Total non-interest income	6,587	2,464	3,317	4,344	1,881
OPERATING EXPENSES
Employee compensation and benefits	8,709	6,746	8,582	8,934	9,486
Occupancy expense	1,585	1,658	1,544	1,599	1,480
Equipment expense	616	557	572	512	509
Consulting and professional services	735	573	573	811	781
FDIC assessment	373	524	517	517	508
Data processing	607	749	467	554	637
Accounting and audit fees	152	178	21	147	167
Branch consolidation costs	460	-	-	-	-
Other operating expenses	1,853	1,707	1,525	2,582	3,603
Total operating expenses	15,090	12,692	13,801	15,656	17,171
Income (loss) before income tax expense (benefit)	5,469	3,585	3,192	3,276	(13,136)
Income tax expense (benefit)	1,557	816	483	1,231	(3,975)
NET INCOME (LOSS)	$3,912	$2,769	$2,709	$2,045	$(9,161)

EARNINGS (LOSS) PER COMMON SHARE - BASIC	$0.34	$0.24	$0.23	$0.18	$(0.94)
EARNINGS (LOSS) PER COMMON SHARE - DILUTED	$0.34	$0.24	$0.23	$0.18	$(0.94)

PRESS RELEASE October 24, 2013 Page 10 of 14

STATISTICAL SUMMARY
(unaudited, dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
EARNINGS:
Earnings (loss) per common share - diluted	$0.34	$(0.94)	$0.81	$(0.39)
Net income (loss)	3,912	(9,161)	9,390	(3,793)
Net interest income	13,972	14,154	41,461	43,240
Cash dividends per common share	-	-	-	-

AVERAGE BALANCES:
Total assets	$1,691,862	$1,559,869	$1,645,322	$1,531,773
Loans	932,578	824,148	858,078	896,655
Investment securities	427,867	323,630	424,832	314,031
Interest-earning assets	1,548,685	1,454,558	1,529,240	1,438,245
Demand deposits	622,342	576,825	592,907	544,871
Core deposits (1)	1,265,324	1,128,391	1,210,897	1,092,109
Total deposits	1,508,531	1,382,161	1,457,267	1,350,254
Borrowings	-	-	8	77
Stockholders' equity	159,681	143,480	163,148	138,777
Common shares outstanding	11,573,014	9,837,959	11,569,961	9,764,133

FINANCIAL PERFORMANCE RATIOS:
Return on average assets	0.92%	(2.34%)	0.76%	(0.33%)
Return on average stockholders' equity	9.72%	(25.40%)	7.70%	(3.65%)
Average stockholders' equity/average assets	9.44%	9.20%	9.92%	9.06%
Average loans/average deposits	61.82%	59.63%	58.88%	66.41%
Average core deposits/average deposits	83.88%	81.64%	83.09%	80.88%
Average demand deposits/average deposits	41.25%	41.73%	40.69%	40.35%
Net interest margin (FTE)	3.82%	4.09%	3.86%	4.24%
Operating efficiency ratio (2)	70.02%	95.48%	75.57%	86.70%

(1) Total deposits less interest-bearing certificates of deposit.
(2) The operating efficiency ratio is calculated by dividing operating expenses, excluding net gains and losses on sales and writedowns of OREO, by the sum of fully taxable equivalent ("FTE") net interest income and non-interest income, excluding net gains and losses on sales of loans and available-for-sale securities.

PRESS RELEASE October 24, 2013 Page 11 of 14

STATISTICAL SUMMARY (continued)
(unaudited, dollars in thousands, except per share data)

	Period Ended
	September 30,	December 31,	September 30,
	2013	2012	2012
CAPITAL RATIOS:
Tier 1 leverage ratio	9.66%	9.79%	9.74%
Tier 1 risk-based capital ratio	13.94%	16.89%	16.90%
Total risk-based capital ratio	15.19%	18.15%	18.17%
Tangible common equity ratio (1)	9.21%	9.96%	9.75%

EQUITY:
Common shares outstanding	11,573,014	11,566,347	11,566,347
Stockholders' equity	$161,670	$163,985	$155,280
Book value per common share	13.97	14.18	13.43
Tangible common equity	158,687	161,315	152,743
Tangible book value per common share	13.71	13.95	13.21

LOAN DISTRIBUTION (2):
Commercial and industrial	$172,386	$168,709	$177,077
Commercial real estate	448,728	360,010	337,933
Multifamily	136,983	9,261	2,648
Real estate construction	8,134	15,469	23,781
Residential mortgages (1st and 2nd liens)	162,658	146,575	138,934
Home equity	59,100	66,468	70,276
Consumer	11,340	14,288	15,920
Total loans	$999,329	$780,780	$766,569

(1) The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing total common stockholders’ equity by total assets, after reducing both amounts by intangible assets. The TCE ratio is not required by GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. With respect to the calculation of the actual unaudited TCE ratio as of September 30, 2013, reconciliations of tangible common equity to GAAP total common stockholders’ equity and tangible assets to GAAP total assets are set forth below:

Total stockholders' equity	$161,670	Total assets		$1,725,062
Less: intangible assets	(2,983)	Less: intangible assets		(2,983)
Tangible common equity	$158,687	Tangible assets		$1,722,079

(2) Excluding loans held for sale.

PRESS RELEASE October 24, 2013 Page 12 of 14

ASSET QUALITY ANALYSIS
(unaudited, dollars in thousands)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
Non-performing assets (1):
Non-accrual loans:
Commercial and industrial	$9,947	$9,597	$6,746	$6,529	$5,963
Commercial real estate	9,505	4,227	3,972	5,192	5,893
Real estate construction	-	-	840	1,961	1,334
Residential mortgages (1st and 2nd liens)	1,929	2,617	2,336	2,466	1,031
Home equity	1,063	664	514	266	-
Consumer	133	78	12	21	135
Total non-accrual loans	22,577	17,183	14,420	16,435	14,356
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total non-performing loans	22,577	17,183	14,420	16,435	14,356
Non-accrual loans held-for-sale	-	-	-	907	7,000
OREO	-	-	372	1,572	1,572
Total non-performing assets	$22,577	$17,183	$14,792	$18,914	$22,928
Total non-accrual loans/total loans (2)	2.26%	1.92%	1.75%	2.10%	1.87%
Total non-performing loans/total loans (2)	2.26%	1.92%	1.75%	2.10%	1.87%
Total non-performing assets/total assets	1.31%	1.04%	0.93%	1.17%	1.46%

Troubled debt restructurings (2) (3)	$14,950	$15,861	$16,237	$16,604	$15,298

Activity in the allowance for loan losses:
Balance at beginning of period	$17,293	$17,834	$17,781	$21,021	$29,227
Charge-offs	(141)	(1,464)	(359)	(2,526)	(21,338)
Recoveries	467	923	412	386	1,132
Net recoveries (charge-offs)	326	(541)	53	(2,140)	(20,206)
(Credit) provision for loan losses	-	-	-	(1,100)	12,000
Balance at end of period	$17,619	$17,293	$17,834	$17,781	$21,021
Allowance for loan losses/non-accrual loans (1) (2)	78%	101%	124%	108%	146%
Allowance for loan losses/non-performing loans (1) (2)	78%	101%	124%	108%	146%
Allowance for loan losses/total loans (1) (2)	1.76%	1.93%	2.16%	2.28%	2.74%

Net (recoveries) charge-offs:
Commercial and industrial	$(330)	$368	$49	$349	$6,227
Commercial real estate	58	(1)	(72)	-	8,102
Real estate construction	-	-	-	1,548	1,863
Residential mortgages (1st and 2nd liens)	(4)	74	(1)	253	2,773
Home equity	(5)	(1)	(1)	-	1,114
Consumer	(45)	101	(28)	(10)	127
Total net (recoveries) charge-offs	$(326)	$541	$(53)	$2,140	$20,206
Net (recoveries) charge-offs (annualized)/average loans	(0.14%)	0.26%	(0.03%)	1.12%	9.75%

Delinquencies and non-accrual loans as a % of total loans (1):
Loans 30 - 59 days past due	0.31%	0.31%	0.69%	1.59%	0.99%
Loans 60 - 89 days past due	0.15%	0.13%	0.11%	0.22%	1.07%
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total accruing past due loans	0.46%	0.44%	0.80%	1.81%	2.06%
Non-accrual loans	2.26%	1.92%	1.75%	2.10%	1.87%
Total delinquent and non-accrual loans	2.72%	2.36%	2.55%	3.91%	3.93%

(1) At period end.
(2) Excluding loans held-for-sale.
(3) Troubled debt restructurings on non-accrual status included here and also included in total non-accrual loans are $4,926, $6,018, $5,990, $6,650 and $5,306 at September 30, 2013, June 30, 2013, March 31, 2013, December 31, 2012 and September 30, 2012, respectively.

PRESS RELEASE October 24, 2013 Page 13 of 14

NET INTEREST INCOME ANALYSIS
For the Three Months Ended September 30, 2013 and 2012
(unaudited, dollars in thousands)

	2013			2012
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$427,867	$3,945	3.66%	$323,630	$3,807	4.68%
Federal Reserve Bank, Federal Home Loan Bank and other stock	2,916	36	4.90	2,368	28	4.70
Federal funds sold and interest-bearing deposits	185,324	140	0.30	304,412	168	0.22
Loans (2)	932,578	11,506	4.89	824,148	11,825	5.71
Total interest-earning assets	1,548,685	$15,627	4.00%	1,454,558	$15,828	4.33%
Non-interest-earning assets	143,177			105,311
Total assets	$1,691,862			$1,559,869

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Saving, N.O.W. and money market deposits	$642,982	$308	0.19%	$551,566	$286	0.21%
Time deposits	243,207	425	0.69	253,770	601	0.94
Total saving and time deposits	886,189	733	0.33	805,336	887	0.44
Borrowings	-	-	-	-	-	-
Total interest-bearing liabilities	886,189	733	0.33	805,336	887	0.44
Demand deposits	622,342			576,825
Other liabilities	23,650			34,228
Total liabilities	1,532,181			1,416,389
Stockholders' equity	159,681			143,480
Total liabilities and stockholders' equity	$1,691,862			$1,559,869
Total cost of funds			0.19%			0.26%
Net interest rate spread			3.67%			3.89%
Net interest income/margin		14,894	3.82%		14,941	4.09%
Less tax-equivalent basis adjustment		(922)			(787)
Net interest income		$13,972			$14,154

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $880 and $787 in 2013 and 2012, respectively.
(2) Interest on loans includes the effect of a tax-equivalent basis adjustment of $42 in 2013.

PRESS RELEASE October 24, 2013 Page 14 of 14

NET INTEREST INCOME ANALYSIS
For the Nine Months Ended September 30, 2013 and 2012
(unaudited, dollars in thousands)

	2013			2012
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$424,832	$11,965	3.77%	$314,031	$10,885	4.63%
Federal Reserve Bank, Federal Home Loan Bank and other stock	2,961	111	5.01	2,436	91	4.99
Federal funds sold and interest-bearing deposits	243,369	502	0.28	225,123	382	0.23
Loans (2)	858,078	33,840	5.27	896,655	37,146	5.53
Total interest-earning assets	1,529,240	$46,418	4.06%	1,438,245	$48,504	4.50%
Non-interest-earning assets	116,082			93,528
Total assets	$1,645,322			$1,531,773

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Saving, N.O.W. and money market deposits	$617,990	$888	0.19%	$547,238	$906	0.22%
Time deposits	246,370	1,360	0.74	258,145	1,984	1.03
Total saving and time deposits	864,360	2,248	0.35	805,383	2,890	0.48
Borrowings	8	-	-	77	-	-
Total interest-bearing liabilities	864,368	2,248	0.35	805,460	2,890	0.48
Demand deposits	592,907			544,871
Other liabilities	24,899			42,665
Total liabilities	1,482,174			1,392,996
Stockholders' equity	163,148			138,777
Total liabilities and stockholders' equity	$1,645,322			$1,531,773
Total cost of funds			0.21%			0.29%
Net interest rate spread			3.71%			4.03%
Net interest income/margin		44,170	3.86%		45,614	4.24%
Less tax-equivalent basis adjustment		(2,709)			(2,374)
Net interest income		$41,461			$43,240

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $2,665 and $2,374 in 2013 and 2012, respectively.
(2) Interest on loans includes the effect of a tax-equivalent basis adjustment of $44 in 2013.